Exhibit 99.2

August 9, 2021

Mr. William Wyatt
The Donerail Group LP
240 26th Street, Suite 3
Santa Monica, CA 90402

Will,

The full Board of Directors of Turtle Beach Corporation has asked me to send this response to your letter of August 4th on their behalf.

We are disappointed in your response as we have been engaging with you in good faith. We have made our financial advisor – Bank of America – available to you and, pursuant discussions with them, provided you with a non-disclosure agreement that we believe, and have been advised, to be consistent with market practice with appropriate adjustments given your demonstrated history of leaking information. Unfortunately, instead of providing us with a markup of the NDA, you chose to send another letter that contained many inaccurate and misleading statements. For example, as you are aware, Juergen did not tell you that he did not want to add a female board member to our board, or that the Company had moved its headquarters three times in three months. As a result of this behavior, you have undermined your credibility in the eyes of the Board.

Notwithstanding the foregoing, we remain open to continuing discussions about your acquisition proposal. Bank of America has not yet received the list of diligence items you agreed to provide that you stated were necessary to significantly increase your offer. Also, in order to facilitate substantive discussions about your proposal, we must have in place a mutually acceptable NDA. As such, we have instructed Bank of America to request the diligence items from you again as well as a markup of the NDA if you remain interested in continuing discussions about your proposal. If you elect not to negotiate a mutually agreeable NDA, then we look forward to having you as a long-term shareholder of the Company and engaging with you in constructive and collaborative dialogue.

Finally, we note your request to speak with additional independent directors and will make arrangements for such a call. In the meantime, please let us know dates and times that work for you the weeks of August 23rd and September 13th.

Best,

William Keitel
Lead Independent Director
Turtle Beach Corporation